EXHIBIT 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated this 25th day of July 2011, is made in duplicate.

BETWEEN:	MARCUS A. SYLVESTER, an individual residing at 713 S. Cardinal Street Gilbert
AZ 85296, USA. (Hereinafter referred to as “MS”)

OF THE FIRST PART

AND:	MIDWEST ENERGY EMISSIONS CORP., a corporation under the laws of the State of North Dakota, (Hereinafter referred to as the “COMPANY”)

OF THE SECOND PART

WHEREAS, MS has knowledge of the coal-fired power plant industry and previous experience in creating and supporting sales and marketing initiatives relating to the business of the COMPANY; and

WHEREAS, the COMPANY desires to avail itself of the expertise of MS in the aforesaid areas:

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

ARTICLE 1.0         INTERPRETATION

1.1  Unless the context otherwise requires,
(1)	“Agreement” means these articles of agreement and all amendments thereto;
(2)	“Confidential Information” has the meaning set out in Section 6.1;
(3)	“Effective Date” has the meaning set out in Section 10.1;
(4)
“Intellectual Property” means patents, patent applications, copyrights, trade secrets, know-how, trademarks, registered industrial designs and applications for same and other intellectual property recognized in any applicable jurisdiction;

(5)	“Term” has the meaning set out in Section 10.1;
(6)	“Services” means any services to be provided by MS as set forth in the Agreement.
(7)	“Employment Fees” mean monthly retainer and any and all commissions and management fees.
1.2  Unless the contrary intention appears:  references to a particular clause or schedule shall refer to themost current version if amended; references to legislation include the legislation as amended; singularwords include the plural form and vice versa; and words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organization or other entity, in each case whether or not having separate legal personality.  Headings are inserted for convenience and are not intended to affect meaning or interpretation.  The words "include'', "included" and "'including" are to be construed as being followed by “without limitation”.

ARTICLE 2.0        THE SERVICES

2.1
During the Term of this Agreement, as reasonably expected from a person fulfilling the position of a Vice President Sales & Marketing of said COMPANY, MS shall render to the COMPANY the following services (“SERVICES”) in relation to:

2.1.1	The overall sales strategy of the COMPANY;
2.1.2	Managing and growing the COMPANY sales network;
2.1.3	Being in charge of all sales teams, including manufacturers representatives;
2.1.4	Developing marketing strategies, forecast and new clients developments;
2.1.5	Developing and achieving the COMPANY annual sales budget.
2.2	During the term of this Agreement, the COMPANY shall appoint MS as Vice-President Sales & Marketing, or any other executive position, of said COMPANY.
2.3
MS agrees to diligently perform the Services in a diligent, professional and ethical manner and further agrees to devote such time, energy and attention to the performance of such Services as may be necessary to enable them to be carried out efficiently; provided, however, that in no event shall MS take any action that may subject either MS or the COMPANY to civil or criminal liability.

2.4
In performing the Services hereunder, MS shall comply with all laws, rules, regulations orders and ordinances of the United States of America and any other state or country with jurisdiction over MS or the Services.

2.5
 Initially and for the foreseeable future, MS shall report to the President and at all times seek the guidance of the COMPANY’s President and or the CEO.   This shall not preclude corporate reorganizations and changing reporting relationships.

2.6	MS shall use his best efforts to further the business interests of the COMPANY during the term of this Agreement in accordance with the terms hereof.

ARTICLE 3.0        PAYMENTS AND METHOD OF PAYMENT

3.1	In consideration of the performance of the Services contemplated under Article 2 hereof, MS shall received from the COMPANY:
3.1.1
A monthly salary in the amount of $12,500.00 USD per month, paid bi-monthly. MS shall be eligible to participate in all corporate 401 K programs and health benefit plans as instituted by the firm, to be established within 30 days of the commencement of this employment contract.

3.1.2
For transactions completed and closed directly in relation to the efforts rendered by MS, the COMPANY will pay MS a commission. The ("Commission") shall be 5% of the value of the transaction (supply contract portion) for a period of one year after the contract is started between the Company and the client, namely a power plant utility or other coal burning facility. A Commission of 3% for the second year and 1% for the third year and onward of each transaction.  Such Commission will be calculated on the amount of the total revenue of the supply portion of the contract for the specific yearly period. The Commission will be payable on a quarterly basis - subject to the COMPANY receiving the contracted revenue for the transaction as set forth in a supply agreement as negotiated by MS. A “management fee” of 1% of all sales will be paid to MS for his involvement in all ongoing sales management and efforts of client retention – which must be maintained at 80% on a year over year basis. The retainer amount of $12,500 per month will reduced to $8,500 per month should the combined retainer and commissions reach $25,000 per month by MS. This will take effect immediately upon the quarterly commission payments reaching the target amount. When the commissions and management fees reach $40,000 per month, then the retainer will be reduced to $1,000 per month.  Furthermore, the 1% override commission will be capped at a maximum of $500,000 per annum, paid quarterly upon receipt of payment from clients.

3.1.3
For transactions whose contracts are signed or whose sale is substantially done by the time MS joins the company,  a commission will not be paid during the first three years of the MS employment, but a management fee can be earned beginning in the 4th year of MS employment for those clients.

3.1.4	For sales which involve a commission paid to a contracted sales rep (such as a manufacturers rep), the sales commission paid to MS will be reduced by half of whatever is paid to the rep.
3.1.5	Yearly structured bonuses to be reviewed and approved by the Board of Directors during the Term of this Agreement.

ARTICLE 4.0        REIMBURSEMENTS OF EXPENSES

4.1
In addition to the compensation payable to MS pursuant to Article 3 hereof, the COMPANY shall, at the discretion of MS, pay directly or reimburse MS for, its reasonable out-of-pocket expenses in connection with its performance of the Services, including, without limitation, travel related expenditures (airline tickets, meals, rental car & fuel, hotels, parking), customer entertainment and business meals, conference fees, cost of any outside services such as financial printers, couriers, business publications or similar services, telephone and mobile phone and text or email, computer and word processing expenses or any similar expenses associated with his performance of the Services.

4.2
All reimbursements shall be made promptly upon or as soon as possible after presentation by MS of a statement or proof of payment in connection therewith. All expenditures over $25 will be included with a monthly expense report for purposes of IRS reporting and tracking.

ARTICLE 5.0        STOCK OPTION

5.1
As determined by the Board of Directors of the COMPANY, MS shall be eligible to participate in any COMPANY stock option and incentive plan, which authorizes the grant of stock options and stock awards of the COMPANY common stock and other equity-based awards or any successor thereto for the VP of sales & marketing.

ARTICLE 6.0        CONFIDENTIAL INFORMATION

6.1
MS acknowledges that the COMPANY has advised it that it has confidential, proprietary and trade secret information and know-how relating to the COMPANY’s reduction of mercury from emissions products and services and that the Confidential Information is proprietary, and confidential. MS agrees to retain the Confidential Information in strict confidence, and MS shall not disclose the Confidential Information to any third party without the prior written consent of the COMPANY.  MS shall not use the Confidential Information for any purpose other than furthering the Services contemplated under this Agreement (the “Limited Purpose”); shall not disassemble, decompile, or otherwise reverse-engineer the Confidential Information and any inventions, processes, or products disclosed under this Agreement; and, in preventing disclosure of Confidential Information to third parties, shall use the same degree of care as for its own information of similar importance, but no less than reasonable care.  MS shall require that all parties to whom Confidential Information will be disclosed review the terms of this Agreement, shall require that its employees, agents, and representatives comply with the terms of this Agreement, and shall be responsible for all disclosures, copying, and uses of the Confidential Information by its employees, agents, and representatives.

6.2	Notwithstanding any other provisions of this Agreement, the COMPANY acknowledges that Confidential Information shall not include any information which
6.2.1	is now or hereafter through no act or failure to act on the part of either Party, become generally known or available to the public without breaching this Agreement;
6.2.2	evidently was in the possession of MS prior to the time of disclosure and was not acquired directly or indirectly from the COMPANY;
6.2.3	is disclosed to MS by a third party without an obligation of confidentiality;
6.2.4
is produced by or for MS independently of any information developed under this Agreement, provided that the person or persons developing same have not had access either directly or indirectly, to the information and provided such independent development is documented; or

6.1.5	is required by law to be disclosed.
6.3
The COMPANY may use all information contained in the Services.  However, all intellectual property, including know-how, either arising from the Services or owned by MS prior to undertaking the Services, shall remain the property of MS.

ARTICLE 7.0        INDEMNIFICATION

7.1
Each Party shall indemnify and save harmless the other Party, to the fullest extent authorized by law, as the same exists or may hereafter be amended, from and against all claims, demands, losses, expenses, costs incurred or suffered, including lawyers fees, damages, actions, suits or proceedings, that are in any manner based upon, arising out of, or attributable to the execution of this Agreement or any part.  Each Party shall have the right to defend any such action or proceeding with counsel of its own choosing.

7.2
The COMPANY hereby indemnify MS and his heirs and legal representatives against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, or administrative proceeding to which he is made a party by reason of being or having been a Vice-President of Sales & Marketing of the COMPANY provided (a) MS acted within the scope of his or her duties as Vice-President of Sales & Marketing and in good faith with a view to the best interests of the COMPANY and (b) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

ARTICLE 8.0        REPRESENTATIONS

8.1	The Parties represent that they have not disclosed or provided to anyone any unauthorized third party proprietary information, samples or documentation pertaining to the Services.

ARTICLE 9.0        WARRANTY

9.1	Each party represents and warrants that it has good and sufficient power, authority and right to enter into and deliver this Agreement each to the other.
9.2
Except as otherwise provided in this Agreement, each party disclaims all warranties respecting the Services either expressly or implied by law or otherwise, including all implied warranties of merchantability and fitness for a particular purpose and the other party hereby accepts such disclaimer.

ARTICLE 10.0      DURATION OF AGREEMENT

10.1	This Agreement shall be effective from August 15th, 2011 and shall be valid for a period of three (3) years (“Term”) subject to the continued approval by the Board of the Company.

ARTICLE 11.0      TERMINATION AND TERMINATION FOR DEFAULT

11.1	A party may terminate this Agreement for cause:
11.1.1
if the other party remains in default of any material provision hereof ninety (90) days (or such longer period of time as may be mutually agreed in writing) after written  notice of such default is received by the defaulting party; or,

11.1.2
immediately upon written notice if the other party ceases to carry on its business or becomes the subject of any proceeding under state, provincial or federal law for the relief of debtors or otherwise becomes insolvent, bankrupt or makes an assignment for the benefit of creditors, or upon the appointment of a receiver for the other party or the reorganization of the other party for the benefit of creditors.

11.2
Termination by either party shall be without prejudice to any other rights to which such party may be entitled against the other party at law or in equity by reason of such other party’s default under this Agreement.

11.3
Subject to Article 11.1, termination of this Agreement will not relieve either party from any liability to the other party hereunder, including any obligation to pay in full any outstanding invoice and other monies due or accrued under this Agreement prior to or at the time that such termination becomes effective.

11.3.1
if  Company terminates MS contract without cause during the term of this agreement, the Company will pay MS (3) months of employment fees as a severance package and all stock warrants & stock options are fully vested upon termination without cause.

11.4
Within 10 (ten) days of termination of this Agreement, each party shall return to the other party, at the other party’s expense, all of the other party’s Confidential Information, and other property, documentation and materials, and all copies thereof.

11.5	Articles 6.0, 7.0, 8.0, 9.0, 15.0, 17.0, and 18.1 shall survive termination and conclusion of this Agreement.

ARTICLE 12.0      ASSIGNMENT

12.1
MS shall not assign or subcontract any portion of its rights, duties or obligations under this Agreement, or assign this Agreement, unless the COMPANY, in its sole discretion, grants MS written permission to do so.  Notwithstanding any such consent, MS shall continue to be fully responsible and liable for full performance of all obligations assumed by it hereunder.  The COMPANY shall have the right to assign this Agreement to any of it subsidiary or affiliated company, or to any third party in connection with the transfer of all or substantially all of the assets of the business unit relating to this Agreement, or the sale or transfer of the voting stock or shares of the COMPANY resulting in a change in its effective control.

ARTICLE 13.0      AMENDMENT

13.1	No amendment to this agreement shall be effective unless reduced to writing and signed by the authorized representative of the parties.

ARTICLE 14.0      NOTICE

14.1	All notices or other communications required by this Agreement shall be delivered or sent by an acceptable means to the addresses and persons below. Acceptable means are:
14.1.1	delivery during normal business hours to the person responsible for receiving communications, in which case it is effective when delivered;
14.1.2	delivery by courier or registered mail, in which case it is effective when the delivery person obtains a signature accepting delivery; or
14.1.3	electronic transmission to the addressee’s office, in which case it is effective when receipt is electronically acknowledged.

In the case of MS: MR. MARCUS A. SYLVESTER 713 S. Cardinal Street Gilbert, AZ 85296, USA Telephone: (480) 235-0974 E-mail: marcsylvester@cox.net

In the case of the COMPANY: Corporate Secretary 15 North 23rd Street, Stop 9054, Grand Forks, ND 58202-9054 Telephone: (701) 772-1230 Facsimile: (701) 746-9477

ARTICLE 15.0      APPLICABLE LAW

15.1	This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware as applicable and shall be treated in all respects as a Delaware Company.

ARTICLE 16.0      FORCE MAJEURE

16.1
Neither party shall be liable to the other for defaults in performance of its obligations arising by reason of causes beyond its control and which by the exercise of reasonable diligence, such parties are unable to prevent.  Such causes include, but are not limited to acts of God, labour disputes, governmental restraint, and actions taken by any governmental authority, national emergency and unusual weather conditions, provided that the party declaring the event of force majeure gives timely notice of such event to the other party.  The date of delivery or of performance shall be extended for a period equal to the time lost by reason of the delay.

ARTICLE 17.0      DISPUTE RESOLUTION

17.1
The parties shall attempt to resolve any dispute arising out of or pursuant to this Agreement by recourse to the dispute resolution methods identified in the following sequence, although steps may be by-passed by mutual consent.

17.1.1	negotiations,
17.1.2	non-binding mediation or conciliation,
17.1.3	non-binding mini-trial, or
17.1.4	binding arbitration.
17.2	If the parties cannot agree on any of the foregoing dispute resolution mechanisms, either party may, at any time, elect to have such dispute resolved by litigation in the proper judicial forum.
17.3	Any party may within 15 (fifteen) days take the dispute to the next step if the parties fail to agree on the appointment or procedure referred to in this Article.
17.4
When mediation or conciliation is selected by the parties, they shall jointly appoint one impartial expert mediator or conciliator to undertake the process according to mutually agreed upon procedures.

17.5
When a mini-trial is selected for resolution of a dispute, the parties shall jointly appoint one impartial third party who shall preside at a brief hearing at which the parties present their respective positions to the impartial third party and to the highest level manager available from each party authorized to settle the dispute. If the mini-trial does not lead the parties to a settlement of the dispute, either party may ask the third party to prepare and deliver to them within 15 (fifteen) days a non-binding award that recommends the most fair and reasonable full settlement of the dispute.

17.6
The arbitral award shall be in terms of money only, and shall not include punitive damages, costs or interim measures. The parties shall attempt to appoint jointly one impartial expert arbitrator.  If the parties cannot agree within 30 (thirty) days on the choice of an arbitrator, each party shall appoint, at its own cost, one impartial expert arbitrator and those two arbitrators shall appoint an expert third arbitrator as chairperson of an arbitral tribunal.

17.7
When one of the steps 17.1(2), 17.1(3) or 17.1(4) is selected to resolve a dispute, the parties shall jointly enter into a contract with the required mediator or conciliator, third party, arbitrator or arbitrators, as the case may be, to pay the costs for the desired services and to bear their own costs of participating in the process involved.  The contracts referred to and contemplated by this Article shall be in the form and content substantially identical to the Arbitration Agreement (G.T.T.: 25-4-94), the Mini-Trial Agreement (G.T.T.: 25-4-94) and the Mediation/Conciliation Agreement (G.T.T.: 07-02-94).

17.8
This Article 17.8 does not apply to issues respecting confidential information, intellectual property or any issue where injunctive relief may be sought. Either party may seek immediate relief on the foregoing issues in any court of competent jurisdiction.

ARTICLE 18.0      PRIOR NEGOTIATIONS, ASSIGNMENTS AND RELATIONSHIP

18.1
This Agreement sets forth the entire Agreement concerning the Services, and shall supersede all communications, negotiations and agreements between the parties in relation to the subject matter herein.

18.2	This Agreement shall prevail to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.
18.3
Unless otherwise indicated, nothing herein contained shall be construed as creating an employer and employee relationship, a partnership, joint venture or agency relationship by or between the parties hereto.  Each party shall at all times be deemed an independent contractor.

18.4
MS shall be an independent contractor in all matters relating to the Services and this Agreement.  MS shall not have, and shall not act as or hold itself out as a direct employee of the COMPANY. Nor shall MS have the authority or act as or hold itself out as having the authority to legally bind the COMPANY to any agreement or sale or to make representations and warranties on behalf of COMPANY.  The COMPANY shall have no liability or responsibility with respect to income or other federal, state, and local taxes of any kind or withholding in connection with payments made to MS hereunder.

ARTICLE 19.0      SEVERABILITY/WAIVER/FURTHER ASSURANCE

19.1
If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege.  Parties shall do such things, and execute such further documents, agreements and assurances, at the requesting party’s expense, during or after termination of this Agreement, in order to protect, perfect and enforce the rights granted herein, or to otherwise affect the intentions and acknowledgements of the parties.

19.2
It is understood that MS shall not directly compete with the Company for a period of 1 year from the time of termination of this agreement with any firm operating in the same field with competing offerings as the Company.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed in duplicate by persons authorized in that behalf, and sealed and delivered as of the date of the last signature below.

On behalf of	On behalf of
MARCUS A. SYLVESTER	MIDWEST ENERGY EMISSIONS Corp.,

Name: MR MARCUS A. SYLVESTER	Name:	Rick MacPherson
Date:	Title:	President
	Date:	July 25, 2011